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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 9, 2001, relating to the financial statements and financial highlights of JPMorgan Mid-Cap Growth Fund (formerly, JPMorgan H&Q IPO & Emerging Company Fund) which appear in the September 30, 2001 Annual Reports to Trustees and Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
November 30, 2001